Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between Northern Tier Energy LLC (the “Company”), and Mario Rodriguez (“Executive”) and is effective as of December 20, 2012 (the “Separation Date”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company has ended as of the Separation Date; and

WHEREAS, the Parties wish for Executive to receive certain separation benefits from the Company, which benefits are conditioned upon Executive’s entry into this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Executive may have against the Company and the other Company Parties (as defined below) and all known claims that the Company Releasors (as defined below) may have against Executive, including without limitation claims relating to Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Separation from Employment. The Parties acknowledge and agree that the last day of Executive’s employment with the Company and any other Company Party was the Separation Date and that Executive’s employment will be deemed to have ended pursuant to his voluntary resignation in accordance with Section 6.8 of that certain Employment Agreement entered into between the Executive and the Company and effective as of December 1, 2010 (the “Employment Agreement”).

2. Separation Payments and Benefits. The Company shall provide Executive with all base salary earned by him in the pay period immediately preceding the Separation Date in the Company’s last regular payroll period in December 2012. In addition, and as consideration for Executive’s entry into this Agreement, the Company shall:

(a) Provide Executive with a total severance payment of $750,000, less applicable taxes and withholdings (the “Severance Payment”), which such Severance Payment shall be divided into eighteen (18) substantially equal installments, with the first installment being paid on the Company’s last regular payroll date in January 2013 and the remaining seventeen (17) installments being paid in the Company’s last regular payroll dates that occur in each of the following seventeen (17) months such that the last installment payment of the Severance Payment shall be made in the Company’s last regular payroll date that occurs in June 2014;

(b) Provide Executive with a one-time payment of $500,000, less applicable taxes and withholdings, (the “One-Time Payment”), which such payment shall be paid on December 31, 2012; and

(c) For the portion, if any, of the 18-month period that follows the Separation Date that Executive is eligible to elect, and timely elects, to continue coverage for himself and his eligible dependents, if any, under the Company’s group health and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall reimburse Executive for the COBRA premium that Executive pays in order to effect such continuation coverage, which such reimbursement shall be paid within fifteen (15) days after Executive submits documentation to the Company evidencing his monthly premium payment to effect applicable continuation coverage; provided, however, that Executive must submit such documentation within ten (10) days of his applicable premium payment; and provided further that the Company’s obligations under this Section 2(c) shall cease if Executive elects to participate in the group health or dental plan of another employer, including a spouse’s employer (and any such participation shall be promptly reported to the Company by Executive). Executive acknowledges and agrees that it is his sole responsibility to elect and maintain COBRA coverage to be eligible for the benefit referenced in this Section 2(c).

3. Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment and Executive has received all wages and been paid all sums that Executive is owed or ever could be owed by the Company and the other Company Parties (other than the amounts referenced in Section 2 above and any payments that may be first owed in the future as a result of Executive’s ownership, directly or indirectly, of equity in NTI Management Company, L.P. (“ManageCo”) or Northern Tier Investors, L.P. (“NTI”)). Executive acknowledges and agrees that, with the exception of any amounts owed to him pursuant to, and subject to, this Agreement or any payments that may be first owed in the future as a result of his ownership, directly or indirectly, of equity in ManageCo or NTI, he has no entitlement to any further sums from the Company or any other Company Party, including, but not limited to, any bonuses or other payments. Executive further acknowledges and agrees that, aside from rights that may arise pursuant to, and subject to, his ownership, directly or indirectly, of equity in ManageCo or NTI, he has no further rights or interests with respect to any shares or other ownership or profits interests in any Company Party.

4. Indemnification. In entering this Agreement, the Company reaffirms Section 6.3 of the Employment Agreement and covenants that, for so long as there exists liability with regard to Executive’s activities during the Term (as defined in the Employment Agreement) on behalf of the Company and its Subsidiaries (as defined in the Employment Agreement), the Company shall indemnify, defend and hold harmless Executive to the extent set forth in Section 6.3 of the Employment Agreement. The Company also reaffirms Section 6.4 of the Employment Agreement and covenants that for six (6) years following the Separation Date, Executive shall be entitled, at the Company’s expense, to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other executive officers and members of its Board of Managers (the “Board”), as may be amended from time to time. This Agreement does not extinguish any other rights that Executive may have had, as a former employee, to benefit from insurance policies held by the Company or its affiliates.

5. Release of Liability for Claims.

(a) For good and valuable consideration, including the Company’s agreement to provide the consideration to Executive set forth in Sections 2 of this Agreement, Executive hereby releases, discharges and forever acquits the Company, its affiliates and their respective past, present and future subsidiaries, members, partners, directors, officers, managers and successors, in their personal and representative capacities, as well as all agents, attorneys, heirs, successors and representatives, in their representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to or arising out of Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date that Executive executes this Agreement, including without limitation any alleged violation through such date of: (i) the New York Human Rights Law and Connecticut Human Rights and Opportunities Act; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Executive Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any federal, state or local wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Executive may have under any employment contract (including without limitation the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (other than with respect to any claims that may first arise or any payments that may be first owed in the future in each instance as a result of his ownership, directly or indirectly, of equity in ManageCo or NTI); and (xvii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Executive Released Claims”).

(b) For good and valuable consideration, including the Executive’s agreement to accept the consideration provided by the Company set forth in Section 2 of this Agreement, the Company, on its own behalf and on behalf of Northern Tier Energy LP and Northern Tier Energy GP LLC and any affiliates that such entities control and such entities’ officers and directors (collectively, the “Company Releasors”) releases, discharges and forever acquits the Executive, and his agents, attorneys, heirs, successors and representatives, in their representative capacities, from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind now known to a Company Releasor and related to or arising out of Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date that the Company executes this Agreement, including without limitation any alleged violation through such date and known to a Company Releasor of (i) any local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; and (iv) any and all breaches by Executive of any employment contract (including without limitation the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party (collectively, the “Company Released Claims”).

(c) Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

6. Representations About Claims.

(a) Executive represents and warrants that as of the date on which Executive signed this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Executive signed this Agreement. Executive further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Executive Released Claim.

(b) The Company represents and warrant that as of the date on which it signed this Agreement, no Company Releasor has filed any claims, complaints, charges, or lawsuits against the Executive with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which the Company signed this Agreement. The Company further represents and warrants that no Company Releasor has made any assignment, sale, delivery, transfer or conveyance of any rights a Company Releasor has asserted or may have against the Executive with respect to any Company Released Claim.

7. Executive’s Acknowledgments. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) He has carefully read this Agreement;

(b) He has been and hereby is advised in writing to discuss this Agreement with an attorney(s) of his choice and that he has had adequate opportunity to do so prior to executing this Agreement;

(c) He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated herein; and he is signing this Agreement knowingly, voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement;

(d) The Company has not provided any tax advice regarding this Agreement and he has had the opportunity to receive sufficient tax advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax implications thereof.

8. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without reference to the principles of conflicts of law thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. The Parties may exchange signatures by facsimile in order to evidence their assent hereto.

10. Amendment; Dispute Resolution. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. For the avoidance of doubt, the Parties acknowledge and agree that any dispute, controversy or claim arising out of or relating to or in connection with this Agreement shall be governed by the dispute resolution provisions of Section 12 of the Employment Agreement.

11. Non-Disparagement. Executive agrees to refrain from making any statements to any third party (or authorizing any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, any Company Party. The Company agrees to cause the officers, directors, management employees and human resources representatives of the Company Releasors to refrain from making any statements to any third party, external to the Company Releasors (or authorizing any such statements to be reported as being attributed to a Company Releasor) that are critical, disparaging or derogatory about, or which injure the reputation of, Executive. Notwithstanding the foregoing, Executive or the Company Releasors may respond to subpoenas, provide testimony or otherwise provide evidence as may be required by law.

12. Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party shall be a third-party beneficiary of Section 5 and Section 11 of this Agreement.

13. Affirmation of Restrictive Covenants. In entering into this Agreement, Executive expressly acknowledges and agrees that he is bound by those restrictions set forth in Section 7 of the Employment Agreement, which such restrictions Executive acknowledges and agrees are reasonable and enforceable in all respects. Executive expressly covenants to abide by the covenants set forth in Section 7 of the Employment Agreement, which such provisions are herein incorporated by reference.

14. Post-Termination Obligations. Executive covenants that, in addition to his obligations under Sections 10, 11 and 13 of this Agreement, and consistent with Section 9 of the Employment Agreement, for one (1) year after the Separation Date, he shall, upon reasonable notice from the Company, use his reasonable best efforts to cooperate with the Company by providing such information and assistance to the Company as may be reasonably required by the Company, at the Company’s expense in connection with any litigation not commenced by or involving the Executive in which the Company is, or may become, a party.

15. Deemed Resignations. In entering this Agreement, Executive is providing his resignation as an officer of the Company and each Company Party (as applicable), and is hereby resigning from the Board and (if applicable) from the board of directors or similar governing body of any Company Party and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which any Company Party holds an equity interest and with respect to which board or similar governing body Executive serves as a designee or other representative of a Company Party.

16. Severability. Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17. Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

18. Return of Property. Executive represents and warrants that he has returned, or will promptly return to the Company (or in the case of electronic documents delete or destroy) all property belonging to the Company and any other Company Party, including without limitation all computer files, electronically stored information and other materials provided to him by the Company in the course of his employment and Executive further represents and warrants that he has not maintained a copy of any such materials in any form. The Company warrants that it will coordinate with Executive for the prompt return of any property belonging to Executive and now maintained on Company premises.

19. Remedies in the Event of Breach. The promises made by Executive in Sections 11 and 13 above are material inducements for the Company to enter this Agreement. In the event that Executive materially breaches any of the covenants therein, the Company shall have the right to recover, and Executive shall be obligated to repay $500,000 of the Severance Payment and One-Time Payment received by Executive. The Executive agrees that such amount is reasonable. The Company’s right to recover $500,000 of the Severance Payment and One-Time Payment as set forth in the previous sentence shall not be its exclusive remedy in the event of a breach by Executive, as the Company shall also be entitled to pursue and obtain all other remedies available to it, at law and equity.

20. Fees and Expenses. Each Party shall bear its own costs and expenses which have been incurred in respect of the negotiating and drafting of this Agreement. Each Party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement; provided, however, that the arbitrator, judge or other tribunal presiding over a dispute arising out of or relating to this Agreement may order that the non-prevailing Party shall pay all such reasonable fees and expenses for the prevailing Party.

21. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective for all purposes as provided above.

NORTHERN TIER ENERGY LLC

By:	/s/ Dan F. Smith
Name:	Dan F. Smith
Title:	Executive Chairman

MARIO RODRIGUEZ:

/s/ Mario Rodriguez
Mario Rodriguez

Date: December 20, 2012